SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.___)

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/_/ Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                                SHOWPOWER, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

5) Total fee paid:

   _____________________________________________________________________________

/_/ Fee paid previously with preliminary materials.
/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid: _________________________________________________

    2) Form, Schedule or Registration No.: _____________________________________

    3) Filing Party: ___________________________________________________________

    4) Date Filed: _____________________________________________________________

                                 SHOWPOWER, INC.



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 27, 1999



     The annual meeting of stockholders of Showpower, Inc. will be held at 18420
S. Santa Fe Avenue, Rancho Dominguez, California, on May 27, 1999, at 10:00 a.m., California time, for the following purposes:

     (1) To elect three directors to serve until the 2002 annual meeting of stockholders and until their successors are elected and have qualified;

     (2) To approve or disapprove a proposed amendment to the Company's 1998 Stock Option and Incentive Plan which increases from 565,500 to 1,000,000 the number of shares of Common Stock subject to issuance under the plan;

     (3) To approve or disapprove the appointment of Deloitte & Touche LLP as auditors for the Company for 1999; and

     (4) To transact such other business as may properly come before the meeting.

     All stockholders of record at the close of business on April 23, 1999 will be eligible to vote.

     It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. Any stockholder who executes and delivers a proxy may revoke the authority granted thereunder at any time prior to its use by giving written notice of such revocation to the undersigned at 18420 S. Santa Fe Avenue, Rancho Dominguez, California 90221, by executing and delivering a proxy bearing a later date or by attending and voting at the meeting. Your vote is important, regardless of the number of shares you own.


     The Annual Report for the year ended December 31, 1998 is also enclosed.



                                  By Order of the Board of Directors
                                     of Showpower, Inc.


                                  Stephen R. Bernstein, Secretary


Dated:  April 26, 1999


                       (ANNUAL REPORT CONCURRENTLY MAILED)

                                 SHOWPOWER, INC.
                            18420 S. Santa Fe Avenue
                       Rancho Dominguez, California 90221

                                 PROXY STATEMENT
                         Annual Meeting of Stockholders
                                  May 27, 1999


                                     GENERAL

     This statement is being furnished to stockholders of Showpower, Inc., a Delaware corporation (the "Company") on or about April 26, 1999 in connection with a solicitation of proxies by the Company's Board of Directors for use at the annual meeting of stockholders, and at any adjournments or postponements thereof, to be held at 10:00 a.m., California time, Thursday, May 27, 1999, at 18420 S. Santa Fe Avenue, Rancho Dominguez, California, for the purposes set forth in the accompanying Notice.

     Voting Securities

     The holders of record of shares of the Company's Common Stock, $0.01 par value per share ("Common Stock"), outstanding at the close of business on April 23, 1999, the record date for the meeting, are entitled to vote at the meeting. On that date, there were 3,421,842 shares of Common Stock outstanding and entitled to vote at the meeting. On all matters, including the election of directors, each stockholder will have one vote for each share of Common Stock held.

     Required Vote

     Election of directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposal 2 and Proposal 3 will each be subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, with respect to all three proposals, broker non-votes and abstentions will not affect the determination of whether such proposals will be approved.

     Proxies

     Unless revoked, a valid proxy will be voted at the meeting in accordance with the instructions of the stockholder in the proxy, or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1, for Proposal 2 and for Proposal 3. Any person giving a proxy may revoke it by written notice to the Company at any time prior to its exercise or by executing and delivering a proxy bearing a later date. Attendance at the meeting by a stockholder will not constitute a revocation of a proxy unless such stockholder affirmatively indicates at the meeting that such stockholder intends to vote in person.

     Other Business

     The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

                           COSTS OF PROXY SOLICITATION

     The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. It is expected that solicitation will be made primarily by mail, but employees of the Company or other representatives of the Company may also solicit proxies without additional compensation. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                              ELECTION OF DIRECTORS

Nominees

     The Board of Directors of the Company currently consists of seven directors divided into three classes and the term of one class of directors expires each year. Generally, each director serves until the annual meeting of stockholders held in the year that is three years after such director's election and until such director's successor is elected and has qualified.

     Three directors are to be elected at the meeting, each to hold office for a term to expire at the 2002 annual meeting of stockholders and until his successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Messrs. David C. Bernstein, Masterson and Stone. Each of the nominees for director is presently a director. If any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. Unless otherwise indicated in a footnote to the following table, each director or nominee possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by such nominee.



        Name                           Age                  Director Since
-----------------------      -----------------------   -----------------------


                              NOMINEES FOR DIRECTOR
                    (Nominees for three-year term to expire
                 at the annual meeting of stockholders in 2002)

David C. Bernstein (1)                  41                        1991

Robert E. Masterson (2)                 53                        1996

Jeffrey B. Stone (3)                    43                        1996

                         DIRECTORS CONTINUING IN OFFICE
          (Term expiring at the annual meeting of stockholders in 2000)

Vincent A. Carrino (4)                  43                        1998

Eric C. Jackson (5)                     54                        1998

          (Term expiring at the annual meeting of stockholders in 2001)

Joseph A. Ades (6)                      37                        1996

John J. Campion (7)                     36                        1997


---------------
(1) David C. Bernstein became a director of the Company in 1991, and served as Chairman of the Board from 1991 to May 1996. He has served as Chief Executive Officer of Rock-It-Cargo, USA, Inc., a freight forwarding and logistics company, since 1985. From June 1994 to January 1996, he was the chief executive officer of Viscount Air Services, Inc., a passenger charter airline, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in January 1996.

(2) Robert E. Masterson has served as a director of the Company since May 1996, and previously served in the same capacity from 1991 to 1995. He has been the Chief Executive Officer of Service Data Corporation, a data processing service company, since 1991, and previously served as President of American Express Travel Management Services, President and Chief Executive Officer of American Express Data Base Services, Inc., and President and Chief Executive of First Data Resources, Inc.

(3) Jeffrey B. Stone became Chairman of the Board of the Company in May 1996. He has been the President of Ironhorse Ventures, Inc., a private investment firm, since November 1992. Mr. Stone served as Chairman of the Board of Darling International Inc., a food byproducts co-processor, from January 1993 to March 1994 and as its interim Chief Executive Officer from January 1994 to March 1994. Mr. Stone is also an advisory director of Stewart Information Services Corporation, a title insurance and real estate information company.

(4) Vincent A. Carrino is President of Brookhaven Capital Management, Co., Ltd, an investment fund, and the Manager and Principal Member of Brookhaven Capital Management LLC, an investment fund. Mr. Carrino is also a director of Rentway, Inc., an operator of rent-to-own stores, Intrenet, Inc., a holding company for truckload motor carriers and Cash Technologies, Inc., a coin processing services company.

(5) Eric C. Jackson is the Chairman and Chief Executive Officer of Great Basin Companies, a group of truck dealerships which he founded in 1976. He is also a director of Intrenet, Inc., a holding company for truckload motor carriers.

(6) Joseph A. Ades became a director of the Company in May 1996. Since 1991, he has been a partner in ABI Management Partners, a private investment firm.

(7) John J. Campion has served as Chief Executive Officer of the Company since its founding in 1991. He has served as a director of the Company from March 1991 to May 1996 and from December 1997 to the present.

     Stephen R. Bernstein, an executive officer of the Company, is the brother of David C. Bernstein. Jeffrey B. Stone is the brother-in-law of Joseph A. Ades.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                  A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

Meetings and Committees

     During 1998, the Board of Directors of the Company held three meetings. Except for Messrs. Masterson and Jackson, each of whom missed one meeting, all directors attended 75% or more of the total meetings of the Board of Directors and each committee on which he served during the period in 1998 for which he served as a director.

     The Board of Directors has a Compensation Committee (the "Compensation Committee"), which consists of Messrs. Ades and Jackson. The primary functions of the Compensation Committee are to consider and recommend overall compensation programs, to review and approve compensation payable to management and to administer the Company's 1998 Stock Option and Incentive Plan. The Compensation Committee met once during 1998.

     The Board of Directors of the Company has an Audit Committee (the "Audit Committee"), which consists of Messrs. Carrino and Jackson. The functions of the Audit Committee are to make recommendations concerning the engagement of independent public accountants of the Company, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent accountants, consider the range of audit and non-audit fees, review the adequacy of the Company's internal accounting controls and perform such other duties as shall be delegated to the Audit Committee by the Board of Directors. The Audit Committee did not meet during 1998.

     The Board of Directors does not have a nominating committee. The Board of Directors nominates persons for election as director. The Board will consider persons nominated by stockholders. Stockholders who wish to nominate persons for election as director must comply with the advance notice and eligibility provisions of the Company's By-laws. The Company's By-Laws provide that stockholders are required to give advance notice to the Company of any nomination by a stockholder of candidates for election as directors. Specifically, the By-Laws provide that for a stockholder to nominate a person for election to the Company's Board of Directors, the stockholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to the Secretary of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1998, all filing requirements applicable to its executive officers, directors, and greater than 10% stockholders were complied with.

Executive Officers

     Laurence Anderson has served as President since August 1996 and prior thereto as a Vice President since 1991.

     Stephen R. Bernstein has served as Executive Vice President, General Counsel and Secretary of the Company since May 1996. From July 1991 to May 1996, he served as Executive Vice President and General Counsel of Rock-It-Cargo, USA, Inc., a freight forwarding and logistics company. From June 1994 to May 1995, he was an officer of Viscount Air Services, Inc., a passenger charter airline, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in January 1996.

     Gary M. Rosner has served as Vice President/Operations of the Company since May 1991.

     Michael W. Crabbe has served as Chief Financial Officer of the Company since December 1997. From November 1996 to July 1997 Mr. Crabbe served as Vice President Finance, Chief Financial Officer of Industrial Wire Products. From January 1996 to October 1996, he served as Assistant Controller, Sony Television Entertainment and from November 1988 to October 1996 served as Vice President, Controller with E! Entertainment Television, Inc. Prior to October 1988, Mr. Crabbe held the position of Senior Manager with Deloitte & Touche LLP. He is a certified public accountant.

     Gregory S. Landa has served as Vice President/Sales of the Company since June 1998 and prior thereto as Director of Broadcast Services since August 1995. From July 1992, to August 1995, he served as President of Chandler/Chase Corporation, doing business as Power Plus.

     Mr. Campion is an executive officer and a director, and certain information about him is discussed above under "--Nominees."

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

     The following table sets forth compensation for services in all capacities to the Company during each of the Company's last two years for (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated individuals who were serving as executive officers on December 31, 1998 (collectively, the "Named Executive Officers").

                                                                                      Long-Term
                                           Annual Compensation                       Compensation
                               ------------------------------------------    ---------------------------
                                                                                       Awards
                                                                             ---------------------------
                                                                                             Securities
                                                             Other Annual     Restricted     Underlying      All Other
                                                             Compensation       Stock         Options/     Compensation
 Name and Position             Year     Salary      Bonus         (1)          Awards ($)    SARs (#)(2)        (3)
 -----------------             ----     ------      -----    ------------    ------------   ------------   ------------

John J. Campion,               1998    $240,000    $  --        $25,402       $  --           141,357         $6,832
  Chief Executive Officer      1997     240,000     133,000      28,135        256,170         77,260          9,868

Laurence Anderson,             1998     150,000       --         14,897          --            70,688          4,580
  President                    1997     150,000      67,000      11,847        170,780         51,507          4,376

Stephen R. Bernstein,          1998     150,000       --          5,233          --            25,000          5,478
  Executive Vice President     1997     148,990       --          5,179          --              --            4,928

Gregory S. Landa,              1998     100,388     104,682       8,400          --            25,000          4,286
  Vice President/Sales

Michael W. Crabbe,             1998     109,154       --           --            --            25,000            --
  Vice President/Chief
  Financial Officer


------------
(1)  Represents club membership and/or automobile allowance.
(2) Represents restricted stock and securities underlying options. The Company has no SARs.
(3) Represents matching contributions by the Company to the Company's 401(k) tax deferred savings plan (the "401(k) Plan") for the benefit of the executive, and life insurance.


Employment Contracts

     Each of Messrs. Campion, Anderson, Stephen R. Bernstein and Landa has entered into an employment agreement with the Company.

     The employment agreement with Mr. Campion provides for his employment as Chief Executive Officer at an annual base salary of $240,000, plus a bonus to be awarded annually. The agreement with Mr. Campion expires in May 2001.

     The employment agreement with Mr. Anderson provides for his employment as President at an annual base salary of $150,000, plus a bonus to be awarded annually. The agreement with Mr. Anderson expires in May 1999.

     The employment agreement with Mr. Bernstein provides for his employment as Executive Vice President at an annual base salary of $150,000, plus a bonus to be awarded annually at the discretion of the Board. The agreement with Mr. Bernstein expires in June 1999.

     The employment agreement with Mr. Landa provides for his employment as Vice President/Sales at an annual base salary of $60,000, plus bonus compensation based on gross sales meeting specified criteria. The agreement with Mr. Landa expires August 25, 2001.

     These employment agreements entitle these executive officers to participate in the health, insurance, pension and other benefits, if any, generally provided to employees of the Company and, in some cases, automobile allowances.

     The Company may terminate the employment of the executive officers upon death or extended disability or for cause (as defined). If employment is terminated by the Company without cause, the Company must pay the executive officer's salary and health and insurance benefits until the scheduled termination date of the employment agreement.

401(k) Plan

     Upon completion of one year of employment, all Company employees are eligible to participate in the 401(k) Plan and may make elective salary reduction contributions to the 401(k) Plan of up to 15% of their annual compensation, subject to a dollar limit established by law. In addition, until January 21, 1999, the Company provided a matching contribution of up to 50% of the employee's contribution, subject to a maximum of six percent of the employee's salary. Participants are fully vested at all times in the amounts they contribute to the 401(k) Plan; however amounts contributed by the Company are subject to vesting over a five-year period. The Company's contributions are tax deductible to the Company. Benefits under the 401(k) Plan generally become payable upon retirement, death or disability.

Compensation of Directors

     The Company has entered into an employment agreement with Mr. Stone which provides for his employment as Chairman at an annual base salary of $12,000, plus a bonus to be awarded annually at the discretion of the Board. The agreement with Mr. Stone expires in May 2000. Other than Mr. Stone, Chairman of the Board, directors historically have not received any compensation for their services as directors. Directors receive reimbursements of expenses incurred in attending meetings. In addition, the Company expects to compensate non-employee directors in the form of a grant of options to purchase 2,000 shares of Common Stock in 1999 and annual grants thereafter.

Stock Options

     Effective January 1, 1998, the Board of Directors and the stockholders of the Company adopted the 1998 Stock Option and Incentive Plan (the "Plan"). Under the Plan, the Company may award stock options and performance shares to employees and directors of the Company. The aggregate number of shares of Common Stock that may be awarded under the Plan is 565,500, subject to adjustment in certain events. No individual participant may receive awards for more than 141,375 shares in any calendar year.

     The Company's Board of Directors has proposed amending the Plan. For a description of the proposed amendment, see "Proposal of Amendment to the Company's 1998 Stock Option and Incentive Plan."

     The following table sets forth information with respect to options granted by the Company under the Plan to the Named Executive Officers during 1998.

                        Option Grants in Last Fiscal Year

                                                       Individual Grants
                                --------------------------------------------------------------

                                 Number of      % of Total
                                 Securities      Options
                                 Underlying     Granted to
                                  Options      Employees in     Exercise
             Name                 Granted       Fiscal Year      Price         Expiration Date
     ---------------------      ------------   --------------   --------       ---------------

     John J. Campion              141,375 (1)       29%          $11.00         May 18, 2008

     Laurence Anderson             70,688 (1)       15%          $11.00         May 18, 2008

     Stephen R. Bernstein          25,000 (1)        5%          $11.00         May 18, 2008

     Gregory S. Landa              25,000 (1)        5%          $11.00         May 18, 2008

     Michael W. Crabbe             25,000 (1)        5%          $11.00         May 18, 2008


------------------

       (1) The Compensation Committee granted the non-qualified stock options on May 18, 1998, effective at the closing date of the Company's initial public offering. The options vest in three equal annual installments commencing on June 16, 1998.


Option Exercises and Year-End Values

     The following table sets forth information with respect to the unexercised stock options held by the Named Executive Officers at December 31, 1998. The Named Executive Officers exercised no options to acquire Common Stock during 1998.

                     AGGREGATED OPTION EXERCISES IN 1998 AND
                         DECEMBER 31, 1998 OPTION VALUES

                                     Number of Securities                 Value of Unexercised
                                    Underlying Unexercised               In-the-Money Options at
                                 Options at December 31, 1998             December 31, 1998 (1)
                                ------------------------------        -----------------------------
           Name                 Exercisable      Unexercisable        Exercisable     Unexercisable
     ---------------------      -----------      -------------        -----------     -------------
     John J. Campion               47,125             94,250              $0                0
     Laurence Anderson             23,563             47,125               0                0
     Stephen R. Bernstein           8,333             16,667               0                0
     Gregory S. Landa               8,333             16,667               0                0
     Michael W. Crabbe              8,333             16,667               0                0


------------

(1) The closing price of the Company's Common Stock as reported by the American Stock Exchange on December 31, 1998, was $8.50. There were no "in-the-money" options on December 31, 1998.

                              CERTAIN TRANSACTIONS

     The Company has historically engaged and continues to engage in transactions with entities controlled by its stockholders and their affiliates if economically advantageous to the Company. Related party transactions are subject to the review and approval of the Company's Audit Committee, which is composed exclusively of the Company's outside directors, and such transactions are on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

Transactions with Officers

     In March 1997, the Company issued and sold 754,000 shares of Common Stock to existing stockholders, including three directors and four officers of the Company, and seven additional investors for an aggregate purchase price of $2,500,000. In connection with this transaction, the Company loaned Messrs. Campion, Anderson and Stephen R. Bernstein an aggregate of $476,770 to purchase shares of Common Stock. Of such loans, an aggregate of $457,270 are evidenced by promissory notes which mature in 2002, bear interest at the rate of 6.25% per annum and are secured by a pledge of other shares of Common Stock owned by the makers of the notes. Interest and principal is payable at maturity of the notes. The principal obligations outstanding at December 31, 1998 were as follows: Mr. Campion - $249,263; Mr. Anderson - $113,338 and Stephen R. Bernstein - $114,169.

     During the fourth quarter of 1997, the Company extended interest-free advances to two executive officers in the aggregate amount of $90,340 in anticipation of salary and bonus payments. All such advances have been repaid in full. During the fourth quarter of 1998, the Company loaned $60,000 to two executive officers evidenced by promissory notes which are due in April 2000 with interest payable biweekly at the Company's bank borrowing rate (8.5% at December 31, 1998). Other loans to officers at December 31, 1998 totaled $38,000 and were repaid in March 1999.

Rock-It Cargo, USA, Inc. and Air Apparent, Inc.

     During 1997 and 1998, the Company purchased freight forwarding services in the amounts of approximately $217,000 and $228,000, respectively, from Rock-It Cargo, USA, Inc., which is an affiliate of David C. Bernstein, a director of the Company, and Mr. Masterson, a director of the Company. During 1997 and 1998, the Company purchased travel agency services, primarily in the form of airline tickets, in the amounts of approximately $118,000 and $125,000, respectively, from Air Apparent, Inc., which is an affiliate of David C. Bernstein and Mr. Masterson, and Andrew Dietz and Donna Dietz, two stockholders of the Company. The Company believes that all of the foregoing transactions were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and any entities controlled by directors and stockholders of the Company will also be on terms believed to be no less favorable to the Company than could be obtained from unrelated third parties.

                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                      1998 STOCK OPTION AND INCENTIVE PLAN

     On April 15, 1999, the Board of Directors of the Company adopted an amendment to the Company's 1998 Stock Option Plan (the "Plan") and directed that the amendment be submitted to the stockholders of the Company for consideration and approval at the 1999 annual meeting. The amendment would increase from 565,500 to 1,000,000 the number of shares of Common Stock available for issuance pursuant to awards made under the Plan.

     As of March 1, 1999, there were options to purchase an aggregate of 479,563 shares of Common Stock outstanding and unexercised that had been granted under the Plan.

     The following is a summary of the principal features of the Plan. The summary is qualified in its entirety be reference to the complete text of the Plan, as proposed to be amended. The proposed amendment is set forth as Appendix A to this Proxy Statement.

Purpose

     The purpose of the Plan is to promote the long-term interests of the Company and its stockholders by providing a means of attracting and retaining employees and directors of the Company. The Company believes that employees and directors who own shares of Common Stock will have a closer identification with the Company and greater motivation to work for the Company's success by reason of their ability as stockholders to participate in the Company's growth and earnings.

Eligible Persons

     Recipients of awards under the Plan must be, or have been at the time of grant, employees or directors of the Company. There are presently approximately 100 persons who are presently eligible for awards under the Plan.

Shares Subject to the Plan

     If the amendment to the Plan is approved by the stockholders, the number of shares of Common Stock subject to the Plan would be increased from 565,500 to 1,000,000. The number of shares of Common Stock subject to the Plan is subject to adjustment in certain events. No individual participant may receive awards for more than 141,375 shares in any calendar year.

     The number of shares covered by an award under the Plan reduces the number of shares available for future awards; however, any awards that terminate or are surrendered or forfeited without exercise or issuance will become available for further awards under the Plan.

     The closing sale price of Common Stock on April 19, 1999, as quoted on The American Stock Exchange, Inc. was $4 7/8 per share.

Administration of the Plan

     The Plan is administered by the Compensation Committee of the Board of Directors. Subject to the terms of the Plan, the Compensation Committee has sole authority to determine and designate persons who are to be granted awards under the Plan and the nature and terms of the awards to be granted, including the number of shares to be subject to such awards.

Grant of Stock Options

     With respect to the grant of stock options under the Plan that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the option price must be at least 100% (or 110% in the case of any holder of 10% or more of the voting power of the Company) of the fair market value of the Common Stock on the date of the grant of the stock option. The aggregate fair market value (determined on the date of grant) of the shares of stock subject to "incentive stock options" that become exercisable for the first time by a grantee in any calendar year may not exceed $100,000. The Compensation Committee establishes the exercise price of nonqualified stock options at the time the options are granted, which may not be less than 85% of the fair market value of the Common Stock on the date of grant.

     The number and class of shares subject to an option will be adjusted by the Compensation Committee in the event of stock splits, stock dividends, recapitalizations and certain other events involving changes in the Company's capital.

Exercise of Stock Options

     No incentive stock options granted under the Plan may be exercised more than ten years, or five years in the case of any holder of 10% or more of the voting power of the Company, (or such shorter period as the Compensation Committee may determine) from the date it is granted. Nonqualified stock options may be exercised during such period as the Compensation Committee determines at the time of grant.

     Stock options granted under the Plan become exercisable in one or more installments in the manner and at the time or times specified by the Compensation Committee at the time of grant.

Performance Shares

     The Compensation Committee may grant awards of performance shares, in which case the grantee could be granted shares of the Company's Common Stock, subject to satisfaction of specified performance goals established by the Compensation Committee. Performance goals may be established on one or more of the following business criteria: earnings per share; return on equity; return on assets; operating income; or market value per share. The applicable performance goals and all other terms and conditions of the award are determined in the discretion of the Compensation Committee.

     After an award of performance shares has vested (that is, after the applicable performance goal or goals have been achieved), the grantee will be entitled to a payment of shares of the Company's Common Stock, cash or a combination thereof. However, no grantee shall receive any such payment unless the Compensation Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the performance goals and any other material terms previously established by the Compensation Committee or set forth in the Plan were in fact satisfied. If a grantee terminates employment prior to the end of the period of time over which the performance shares are being earned for any reason other than death, disability or retirement, all of such grantee's rights with respect to performance shares that have not yet been earned shall be forfeited. However, a grantee shall be entitled to receive any performance shares earned as of the date of termination if the specified performance goals have been attained.

     As of the date of this Proxy Statement, the Company has not made any awards of performance shares.

Miscellaneous Provisions

     The Compensation Committee may accelerate the period of exercise or vesting of any incentive award, either absolutely or contingently, for such reasons as the Compensation Committee may deem appropriate.

     In general, if the employment of a recipient of performance shares is involuntarily terminated within 12 months following a change in control of the Company, the recipient is entitled to a pro rata payment as though the recipient had retired. In addition, in the event of a tender offer or exchange offer for the Common Stock or upon the occurrence of certain other events, all options granted under the Plan will become exercisable in full, unless otherwise provided by the Compensation Committee.

Amendment of the Plan

     The Board, or the Compensation Committee with the approval of the Board, may at any time terminate or amend the Plan. No amendments to the Plan will require shareholder approval unless such approval is required to comply with Rule 16b-3 under the Securities Exchange Act of 1934; Section 422 of the Code or the requirements of The American Stock Exchange, Inc.

Federal Income Tax Consequences

     The following is a brief summary of the principal federal income tax consequences of awards under the Plan. The summary is based on current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive.

     Limitation on Amount of Deduction. The Company generally will be entitled to a tax deduction for awards under the Plan only to the extent that the participants recognize ordinary income from the award. Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 or it qualifies as "performance-based compensation" under section 162(m). The Plan has been designed to permit the Compensation Committee to grant awards which qualify for deductibility under section 162(m).

     Taxation of Ordinary Income and Capital Gains. Subject to certain exceptions, the maximum federal tax rate on "net capital gains" from the sale or exchange of capital assets is 20%. "Net capital gain" is the excess of net long-term capital gain over net short-term capital loss. Short-term capital gains are taxed at the same rates applicable to ordinary income. Gains or losses from the sale or exchange of capital assets will be "long-term" if the capital asset was held for more than one year and "short-term" if the capital asset was held for one year or less. For taxpayers with certain income levels, the marginal tax rate applicable to ordinary income can range up to 39.6%. The classification of income as ordinary compensation income or capital gain is also relevant for income tax purposes for taxpayers who have capital losses and investment interest.

     Nonqualified Stock Options. An employee who is granted a nonqualified option does not recognize taxable income upon the grant of the option, and the Company is not entitled to a tax deduction. The employee will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the option price. Such income will be treated as compensation to the employee subject to the applicable withholding requirements. The Company is generally entitled to a tax deduction in an amount equal to the amount taxable to the employee as ordinary income in the year the income is taxable to the employee. Any appreciation in value after the time of exercise will be taxable to the employee as capital gain and will not result in a deduction by the Company.

     The employee may also be required to recognize gain or loss upon the sale of the option shares. If the selling price of the option shares exceeds the employee's basis in the shares, the employee will recognize long-term capital gain if the option shares were held for more than one year, and short-term capital gain if the shares were held for one year or less. If the selling price of the option shares is less than the employee's basis in the shares, the employee will recognize long-term or short-term capital loss depending on how long the shares were held. The employee's basis in the option shares will equal the amount of ordinary income recognized by the employee upon exercise of the option, plus any cash paid to exercise the option.

     Incentive Stock Options. An employee who receives an incentive stock option does not recognize taxable income upon the grant or exercise of the option, and the Company is not entitled to a tax deduction. The difference between the option price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the employee in the year of exercise. The Company will not be entitled to a deduction with respect to any item of tax preference.

     An employee will recognize gain or loss upon the disposition of shares acquired from the exercise of incentive stock options. The nature of the gain or loss depends on how long the option shares were held. If the option shares are not disposed of pursuant to a "disqualifying disposition" (i.e., no disposition occurs within two years from the date the option was granted nor one year from the date of exercise), the employee will recognize long-term capital gain or capital loss depending on the selling price of the shares. If option shares are sold or disposed of as part of a disqualifying disposition, the employee must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the option price. Any additional gain will be taxable to the employee as a long-term or short-term capital gain, depending on how long the option shares were held. The Company is generally entitled to a deduction in computing its federal income taxes for the year of disposition in an amount equal to any amount taxable to the employee as ordinary income.

     Performance Shares. A participant who receives performance shares will generally recognize additional compensation taxable as ordinary income and subject to withholding, and the Company will be entitled to a tax deduction, at the time payment is made, whether in the form of cash or shares of the Company's Common Stock. To the extent that payment is made in the form of stock, the amount taxable as compensation to the participant and deductible by the Company is measured by the then fair market value of the shares, which constitutes an addition to the participant's tax basis in such shares.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT.

                             APPOINTMENT OF AUDITORS

     The appointment of Deloitte & Touche LLP as auditors for the Company during 1999 will be submitted at the meeting in order to permit the stockholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. The Company expects that representatives of Deloitte & Touche LLP will be present at the meeting, and will be given an opportunity to make a statement if they desire to do so. The Company also expects that such representatives will respond to appropriate questions addressed to the officer presiding at the meeting. Notwithstanding approval by the stockholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
                   THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 1, 1999, certain information with respect to the beneficial ownership of the Common Stock by: (i) each person (or group of affiliated persons) known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each director of the Company; (iii) the Named Executive Officers; and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table, based on information provided by such persons, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                               Shares of
                                              Common Stock        Percentage of
          Name of Beneficial Owner          Beneficially Owned     Total Shares
          ------------------------          ------------------     ------------

    John J. Campion                              251,309(1)            7.2%
    Laurence Anderson                            127,574(2)            3.7
    Stephen R. Bernstein                         142,163(3)            4.1
    Jeffrey B. Stone                             354,828              10.4
    Joseph A. Ades                               218,752(4)            6.4
    Robert E. Masterson                          244,329               7.1
    David C. Bernstein                           180,093(5)            5.3
    Gregory S. Landa                               8,733(6)              *
    Michael W. Crabbe                              9,333(6)              *
    Gary M. Rosner                                 8,333(6)              *
    Vincent A. Carrino                           145,612(7)            4.3
    Eric C. Jackson                               75,493               2.2
    Albert J. Ades                               208,952(4)            6.4
    All directors and executive officers
       as a group (13 persons)                 1,915,184(8)           54.3

------------
*    Less than 1%

(1) Mr. Campion shares voting and investment power with respect to 126,925 shares with his spouse. Includes 77,260 shares granted by the Company as a Restricted Stock Award, which are subject to certain forfeiture provisions until March 18, 2000. Includes 47,125 shares issuable upon the exercise of vested options.
(2) Mr. Anderson shares voting and investment power with respect to 52,505 shares with his spouse. Includes 51,507 shares granted by the Company as a Restricted Stock Award, which are subject to certain forfeiture provisions until March 18, 2000. Includes 23,563 shares issuable upon the exercise of vested options.
(3) Includes 20,159 shares owned by a family trust of which Mr. Bernstein is a trustee. Mr. Bernstein has sole voting power but shares investment power with respect to such 20,159 shares. Includes 8,333 shares issuable upon the exercise of vested options.
(4) Includes 60,320 shares owned by a general partnership of which Mr. Ades is a partner and 9,800 shares owned by a corporation of which Mr. Ades is a stockholder. Mr. Ades shares voting and investment power with his partners and other stockholders with respect to such 70,120 shares.

(5) Mr. Bernstein shares voting and investment power with respect to these shares with his spouse.
(6)  Includes 8,333 shares issuable upon the exercise of vested options.
(7) Includes 90,480 shares owned by two limited partnerships, the general partner of which is a corporation controlled by Mr. Carrino.
(8)  Includes 104,020 shares issuable upon the exercise of vested options.


                                  ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the year ended December 31, 1998, which includes the Company's audited financial statements is being mailed with this proxy statement. A copy of any exhibits to the report (for which a reasonable fee will be charged) will be sent to any stockholder, upon written request to Stephen R. Bernstein, Showpower, Inc., 18420 S. Santa Fe Avenue, Rancho Dominguez, California, 90221. A copy of the Annual Report on Form 10-K (including exhibits) is also available through the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system by accessing the SEC's web site at http://www.sec.gov.


                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     The date by which stockholder proposals must be received by the Company for inclusion in proxy materials relating to the 2000 Annual Meeting of Stockholders is December 24, 1999. In order to be considered at the 2000 Annual Meeting, stockholder proposals must comply with the advance notice and eligibility requirements contained in the Company's By-Laws. The By-Laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must give written notice not less than 30 days nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about the proposed business and the stockholder making the proposal. The specific requirements of these advance notice and eligibility provisions are set forth in the Company's By-Laws, a copy of which is available upon request. Such requests and any stockholder proposals should be sent to the Secretary of the Company at the principal executive offices of the Company.

                                                                      Appendix A

                       FIRST AMENDMENT TO SHOWPOWER, INC.
                      1999 STOCK OPTION AND INCENTIVE PLAN


     WHEREAS, the Board of Directors of Showpower, Inc. (the "Company") adopted the Showpower, Inc. 1998 Stock Option and Incentive Plan (the "Plan") on January 1, 1998; and

     WHEREAS, the Plan was approved by the stockholders of the Company on January 1, 1998; and

     WHEREAS, the Company now desires to amend the Plan.

     NOW, THEREFORE, the Plan is hereby amended as follows:

             1. Section 7 of the Plan is hereby amended to read in its entirety as follows:

                      7. Shares Subject to Plan, Limitations on Grants and
             Exercise Price. Subject to adjustment by the operation of Section 12 of the Plan:

                      (a) The maximum number of Shares which may be issued under
             Awards under the Plan shall not exceed 1,000,000 Shares. The Shares may be either authorized and unissued Shares or Shares acquired by the Company and held as treasury Shares. Shares that are withheld to satisfy payment of the Exercise Price or any tax withholding obligation and any Shares subject to an Award which expires, terminates or is surrendered for cancellation may be subject to new Awards under the Plan.

                      (b) The number of Shares which may be issued hereunder to
             any Employee during any calendar year under all forms of Awards shall not exceed 141,375 Shares.

                      (c) The Exercise Price for Shares awarded under Incentive
             Stock Options may not be less than the Market Value of the Shares on the Date of Grant; provided, however, the Exercise Price may not be less than 110% of Market Value with respect to Incentive Stock Options granted to any Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Code
             Section 424(d), owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Affiliates. The Exercise Price for Shares awarded under Nonqualified Stock Options may not be less than 85% of the Market Value of the Shares on the Date of Grant.

             2. Except as expressly amended by this Amendment, the terms and conditions of the Plan shall remain in effect.

             3. This Amendment to the Plan shall become effective upon its approval by the Board of Directors and stockholders of the Company.


                                   Approved by the  Board of Directors of
                                   Showpower, Inc. as of April 15, 1999

                                   Approved by the Stockholders of
                                   Showpower, Inc. as of May ___, 1999

                                SHOWPOWER, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

   The undersigned holder(s) of shares of Common Stock of Showpower, Inc. (the 'Company') hereby appoints Stephen R. Bernstein and Laurence Anderson and each of them, the Proxies of the undersigned, with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at 18420 S. Santa Fe Ave., Rancho Dominguez, California, on Thursday, May 27, 1999, at 10:00 a.m., California time, and any adjournment or adjournments thereof, and to vote all of such shares that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof:

1. ELECTION OF DIRECTORS
   To elect three directors of the Company to serve until the 2002 annual meeting of stockholders:
   Nominees:
   David C. Bernstein; Robert E. Masterson; and Jeffrey B. Stone.
   FOR ALL nominees listed above / /       WITHHOLD AUTHORITY to vote for all
   nominees listed above / /
   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.


   -----------------------------------------------------------------------------

2. To approve a proposed amendment to the Company's 1998 Stock Option and Incentive Plan which increases from 565,500 to 1,000,000 the number of shares of Common Stock subject to issuance under the plan.

                 / / For        / / Against        / / Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

     (THIS PROXY CONTINUES AND MUST BE SIGNED AND DATED ON THE REVERSE SIDE)

3. To ratify the appointment of Deloitte & Touche LLP as auditors of the Company for 1999.

                 / / For        / / Against        / / Abstain

4. In their discretion, the Proxies are authorized to vote upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual meeting or any adjournment or postponement thereof.

   The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the Proxy Statement furnished therewith, and the 1998 Annual Report to Shareholders. Any proxy heretofore given to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders is hereby revoked.

   NOTE: Please fill in, sign and return this proxy in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If signer is a corporation, please sign the full corporate name by authorized officer. Joint owners should each sign individually. (Please note any change of address on this proxy.)

   Please sign exactly as name appears hereon.



                                Dated:                                  , 1999
                                       ---------------------------------

                                       ---------------------------------------

                                       ---------------------------------------
                                                 Signature(s)